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                                                              Exhibit (11)
                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                                             THREE MONTHS
                                                          ENDED DECEMBER 31,
                                                            1998        1997

Net income                                              $1,063,000    1,155,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share                                3,463,660    3,438,898

Shares issuable under stock
 options which are poten-
 tially dilutive                                            25,910       51,845
Shares used for diluted earnings
 per share                                               3,489,570    3,490,743


Basic earnings per
 common share                                                $.31          .34

Diluted earnings
 per common share                                            $.30          .33
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